EXHIBIT 99.1

[ITXC LOGO]

NEWS RELEASE
FOR IMMEDIATE RELEASE

Media Contact:
Cynthia Artin
ITXC Corp.
+1.609.750.3202

Investor Contact:
Ed Jordan
ITXC Corp.
+1.609.750.3300

ITXC EXPECTS TO REPORT THIRD QUARTER MARGINS AND EARNINGS PER SHARE BELOW ANALYST EXPECTATIONS

Company Reaffirms Revenue Guidance at $270-300 Million For The Full Year

September 17, 2002—PRINCETON, NJ: ITXC Corp. (NASDAQ:ITXC) today announced that it expects to report single digit percentage sequential revenue growth from the second quarter to the third quarter of 2002. The Company also warned that gross margin will be lower and loss per share higher in the third quarter than in the second.

ITXC had not given specific guidance for the third quarter but now expects that margin and profit results will be below analyst expectations. The Company expects results for the third quarter of 2002 to be substantially better than results for the third quarter of 2001. ITXC still expects to achieve its announced goal of $270-300 million in revenue for 2002. The Company reduced its previously forecast capital spending guidance to $25-30 million for the year.

The Company previously indicated a weak start to the quarter as a result of the WorldCom collapse and ongoing industry turmoil. This pattern continued further into the quarter than ITXC had previously anticipated. The Company believes that much of the reason for the quarter’s slower growth can be attributed to the Company’s refusal of traffic based on credit limits put in place to minimize exposure. The Company also believes that other carriers who had outstanding credit balances from WorldCom limited their credit exposure by routing preferentially to WorldCom instead of ITXC, to offset balances owed to them by WorldCom. A portion of the margin decline in the quarter was also attributable to ITXC preferentially routing to WorldCom rather than to lower-cost alternatives for the same reason.

The Company also reported that daily traffic, revenue and buy-sell margin have recently returned to record levels; however, buy-sell margin percentage is still below that in the second quarter. The Company will present a more complete analysis during its quarterly results call on October 23, 2002.

2003 Guidance:

ITXC reaffirmed its prior guidance that its cash, cash equivalents and marketable securities are ample for its current business plan and will not fall below $70 million prior to becoming cash flow positive in the absence of significant corporate transactions. The Company had previously announced that it expected to become earnings and cash flow positive sometime during the first three quarters of 2003. The Company believes that achieving these goals in the first quarter is now unlikely, and anticipates being both free cash flow and EPS positive during the second to fourth quarters of 2003.

“I am disappointed in the short term results,” said ITXC Chairman and CEO Tom Evslin. “However, I continue to believe that the industry turmoil in the midst of growth in telecom usage worldwide presents more opportunity than threat to ITXC. For that reason we are continuing to use our strong balance sheet to grow our network, add to our sales force, and enhance our unique technology. We are not slowing down.”

About ITXC:

ITXC Corp. is one of the world’s leading international carriers based on minutes of voice and fax traffic carried. The Company is a wholesaler selling only to carriers and other resellers. In the US all major carriers including RBOCs are ITXC customers. Worldwide ITXC is a key supplier to both incumbent and newly competitive fixed-line and mobile carriers.

Proprietary and patented ITXC technology has made it possible for the Company to build a carrier-grade call completion network spanning 163 countries (as of July 31, 2002) in just five years. Because this network, ITXC.net, uses the Internet as its backbone, ITXC carrier customers achieve low rates and fast deployment, while ITXC has been able to grow to a leading global carrier with no net debt. ITXC customers and suppliers appreciate the fact that the Company’s balance sheet is as strong as it is simple.

ITXC is known as the essential off-net carrier taking calls to and from everywhere a carrier’s own network doesn’t reach. ITXC services make it possible for strong competitors worldwide, including competitive local carriers, to concentrate scarce capital on local infrastructure and marketing while ITXC carries their calls worldwide and brings them immediate revenue from calls inbound to their countries.

For more information about ITXC, please visit www.itxc.com.

Forward-looking statements: ITXC has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements listed as guidance and all statements of anticipated or expected results for the current quarter and any future periods. Actual results could differ materially from those projected in the Company’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties; the volatile and competitive environment for Internet telephony and for telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation and in bankruptcy proceedings; the creditworthiness of our customers; future transactions; and other considerations described as “Risk Factors” in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings by the Company with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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